UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2016

Apollo Education Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040 (Zip Code)
(Address of principal executive offices)

(480) 966-5394

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 1, 2016, Apollo Education Group, Inc., an Arizona Corporation (the “Company”) entered into Amendment No. 1 to the Agreement and Plan of Merger dated as of May 1, 2016 (“Amendment No. 1”). Amendment No. 1 amends the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 7, 2016, by and among the Company, AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), and Socrates Merger Sub, Inc., an Arizona corporation and wholly owned subsidiary of Parent (“Merger Sub”) providing for the merger of Merger Sub with and into the Company (the “Merger”). Amendment No. 1 increases the consideration to be paid to the holders of Class A and Class B common stock for their shares of Class A and Class B common stock, if the merger is completed, to $10.00 per share in cash, without interest, less any applicable withholding taxes, from $9.50 per share in cash, without interest, less any applicable withholding taxes.

The foregoing description of the Amendment No. 1 may not contain all of the information that is important to you and is qualified in its entirety by reference to the full text of Amendment No. 1, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On May 1, 2016, the Company issued a press release titled “Apollo Education Group Receives Revised $1.14 Billion Offer from Consortium of Investors” announcing the entry into Amendment No. 1 and providing information regarding the Merger. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

On March 25, 2016, plaintiff Mara Simkhovich, a Company shareholder, filed a putative class action complaint in the Superior Court of the State of Arizona, Maricopa County, on behalf of a class of Company shareholders, captioned Simkhovich v. Apollo Education Group, Inc., Case No. CV2016-002339, (the “Simkhovich Action”), challenging the merger and naming as defendants: (i) the Company; (ii) Parent; (iii) Apollo Global Management, LLC; (iv) The Vistria Group, LP; (v) Najafi Companies, LLC; (vi) Apollo Investment Fund VIII, L.P.; (vii) Barclays Capital Inc.; and (viii) the Company’s board of directors.

On March 28, 2016, plaintiff John F. Miglio filed an amended complaint, which added as defendants (i) the Apollo Class B Voting Stock Trust No. 1; and (ii) Evercore Group L.L.C., (collectively, together with the Company, Parent, Apollo Global Management, The Vistria Group, LLC, Najafi Companies, Apollo Investment Fund VIII, L.P., Barclays Capital Inc. and the Company’s board of directors, the “Defendants”).

Additionally, three other actions were filed and subsequently dismissed in: Miglio v. Apollo Education Group, Inc., Case No. CV2016-051829; Blanchfield v. Apollo Education Group, Inc., Case No. CV2016-0011738; and Simkhovich v. Apollo Education Group, Inc., CV2016-003939.

On April 12, 2016, the Superior Court of the State of Arizona, Maricopa County consolidated the Simkhovich Action, and four other cases previously described in the Definitive Proxy Statement the Company filed on Schedule 14A with the Securities and Exchange Commission on March 23, 2016 (Miglio v. Apollo Education Group, Inc., et al., Case No. CV2016-003718, Ladouceur v. Apollo Education Group, Inc., et al. Case No. CV 2016-002148, Wagner v. Apollo Education Group, Inc., et al. Case No. CV 2016-001905 and Casey v. Apollo Education Group, Inc., et al., Case No. CV2016-051605) into a consolidated action captioned In re Apollo Education Group, Inc. Shareholder Litigation, Lead Case No. CV2016-001905 (the “Consolidated Action”). The Superior Court of the State of Arizona, Maricopa County also appointed Faruqi & Faruqi, LLP and Berman DeValerio as Lead Counsel; designated DeConcini McDonald Yetwin & Lacey, P.C. and Bonnett Fairbourn Friedman & Balint, P.C. as Liaison Counsel; and designated Brodsky & Smith, LLC, Wolf Popper LLP, Levi & Korinsky LLP and Profy Promisloff & Ciarlanto, P.C. as plaintiffs’ “Executive Committee.”

On May 1, 2016, the Company reached an agreement with the plaintiffs in the Consolidated Action providing for the settlement of the Consolidated Action.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 1, 2016.

99.1	Press release dated May 1, 2016, titled “Apollo Education Group Receives Revised $1.14 Billion Offer from Consortium of Investors”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Education Group, Inc.

By:	/s/ Gregory J. Iverson

Gregory J. Iverson
Chief Financial Officer

Date: May 2, 2016

Exhibit Index

Exhibit No.	Description

2.1	Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 1, 2016.

99.1	Press release dated May 1, 2016, titled “Apollo Education Group Receives Revised $1.14 Billion Offer from Consortium of Investors”